EXHIBIT 10.7

                              BOWATER INCORPORATED
                            PERFORMANCE-BASED VESTING
                         RESTRICTED STOCK UNIT AGREEMENT

     THIS AGREEMENT,  entered into as of the Grant Date (as defined in paragraph
1), by and between the Participant and Bowater Incorporated (the "Company");

                                WITNESSETH THAT:

     WHEREAS, the Company maintains the Bowater Incorporated 2006 Stock Option and Restricted Stock Plan (the "Plan"), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the "Committee") to receive a Performance-Based Vesting Restricted Stock Unit Award under the Plan;

     NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

     1. Terms of Award. The following words and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)  The "Participant" is .

(b)  The "Grant Date" is May 10, 2006.

(c) The number of "Units" granted under this Agreement is Units. Each "Unit" represents the right to receive one share of Stock as of the Delivery Date, to the extent that the Participant is vested in such Units as of the Delivery Date, subject to the terms of this Agreement and the Plan.

(d) The "Delivery Date" shall be as soon as practicable after the Units become vested. Other words and phrases used in this Agreement are defined in the Plan or elsewhere in this Agreement.

     2. Award. The Participant is hereby granted the number of Units set forth in paragraph 1.

     3. Dividends and Voting Rights. The right to dividends (including extraordinary dividends if so determined by the Committee) declared and paid to other shareholders shall be accrued during the vesting period and paid in cash to the Participant upon vesting, less any applicable withholding taxes. No dividends shall be accrued for the benefit of the Participant with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Units. The Participant shall not be a shareholder of record with respect to the Units and shall have no voting rights with respect to the Units prior to the Delivery Date.

     4. Vesting and Forfeiture. If the Date of Termination does not occur prior to January 24, 2009, then the Participant shall become vested in the Units as of such date if certain performance targets are met. If the Company has positive earnings per share during the three-year period beginning January 1, 2006, and ending December 31, 2008 (that is, if the Company's cumulative net earnings for the three-year period are positive), the total award shall vest. If the Company has positive earnings per share for any one calendar year during the three-year period, 1/3 of the award shall vest for each such year. "Earnings per share" and "net earnings" shall be as reflected in the Company's published financial statements. No vesting shall occur until certification by the Committee that the performance targets have been met.

(a) Notwithstanding the foregoing provisions of this paragraph 4, the Participant shall become fully vested in the Units prior to January 24, 2009, upon a Change in Control that occurs on or before the Date of Termination.

(b) The Participant shall become vested in a prorated number of Units as of January 24, 2009, if the Date of Termination is prior to such date and the Date of Termination occurs by reason of the Participant's death, Disability, Retirement or by reason of an involuntary termination of the Participant's employment without cause (as determined by the Company) if, and only if, the Company's cumulative net earnings for the three-year period beginning January 1, 2006 and ending December 31, 2008 are positive. The Participant's prorated Units shall be determined by multiplying the Units shown in paragraph 1 by a fraction of which the numerator shall be the number of days from January 24, 2006, to the Participant's Date of Termination and the denominator of which shall be 1095.

Units may not be sold, assigned, transferred, pledged or otherwise encumbered. Except as otherwise provided in this paragraph 4, the Participant shall forfeit the Units as of a Date of Termination that occurs prior to January 24, 2009. As of the Delivery Date, the Participant shall receive one share of Stock for each Unit in which the Participant is then vested, subject to the terms of this Agreement and the Plan.

     5. Withholding. All deliveries and distributions under this Restricted Stock Unit Award are subject to withholding of all applicable taxes. Such withholding obligations will be satisfied through the surrender of shares of Stock to which the Participant is otherwise entitled under this Agreement; provided, however, that such shares may be used to satisfy not more than the Company's minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

     6. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any rights exercisable by the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant's death, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.

     7. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

     8. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

     9. Fractional Shares. In lieu of issuing a fraction of a share pursuant to paragraph 6.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

     10. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

     11. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction.

     12. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

(a) Date of Termination. The term "Date of Termination" means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer. If, as a result of a sale or other transaction, the Participant's employer ceases to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Date of Termination caused by the Participant being involuntarily discharged by the employer.

(b) Disability. The term "Disability" shall have the meaning contained in the Company's long-term disability plan.

(c) Retirement. The term "Retirement" shall mean the status of having terminated employment and being eligible for the payment of benefits immediately under any qualified or registered defined benefit pension plan maintained by Bowater Incorporated or a Subsidiary.

(d) Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

     IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

                                        Bowater Incorporated

                                        By: ________________
                                        Name:  James T. Wright
                                        Title: Sr. Vice President -
                                               Human Resources